EXHIBIT 1.3
FIRST AMENDMENT TO LETTER AGREEMENT DATED MAY 26, 2009
     This first amendment (the “Amendment”) to the letter agreement dated May 26, 2009 between Keefe, Bruyette & Woods, Inc. (“KBW”) and OmniAmerican Bank (the “Bank”) with respect to the provision of financial advisory services (the “Agreement”) is made effective the 29th day of September, 2009.
W I T N E S S E T H:
     WHEREAS, KBW and the Bank have entered into the Agreement, pursuant to which KBW is acting as the exclusive financial advisor to the Bank in connection with the Bank’s proposed conversion from the mutual to stock form of organization pursuant to the Bank’s plan of Conversion; and
     WHEREAS, KBW and the Bank have determined that it is in the best interest of the parties to amend the Agreement in the manner set forth below; and
     WHEREAS, KBW and the Bank intend that the Agreement shall remain in full force and effect, except as specifically modified herein.
     NOW, THEREFORE, in consideration of the mutual covenants, conditions, promises, and obligations of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
          1. The second paragraph of Section 5 of the Agreement is amended and restated in its entirety to read as follows:
     KBW shall be reimbursed for its reasonable out-of-pocket expenses related to the Offering, including costs of coach class air travel, meals and lodging, photocopying, telephone, facsimile, and couriers not to exceed $115,000. In addition, KBW will be reimbursed for fees and expenses of its counsel not to exceed $60,000. These expenses assume no unusual circumstances or delays, or a re-solicitation in connection with the Offerings. KBW and the Company acknowledge that such expense cap may be increased by mutual consent, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the Offering document. The provisions of this paragraph are not intended to apply to or in any way impair or limit the indemnification provisions contained herein.
          2. Except as expressly provided herein, the terms and conditions of the Agreement shall remain in full force and effect and shall be binding on the parties hereto.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the day and year first written above.

KEEFE, BRUYETTE & WOODS, INC.:
By:	/s/ Douglas L. Reidel
Douglas L. Reidel
Managing Director

OMNIAMERICAN BANK:
By:	/s/ Tim Carter
Tim Carter
President and Chief Executive Officer

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